April 13, 2006

PRESS RELEASE

New Jersey Mining Company Raises Funds

     Kellogg, Idaho. New Jersey Mining Company (OTCBB:NJMC; Berlin:NKM) recently completed a non-brokered private placement raising $1.32 million by selling 4,400,000 Units. The Units, which consist of one share of common stock plus one warrant, were sold to eight private investors. Each warrant has an exercise price of $0.50 and expires on March 1, 2008. The common stock and the stock underlying the warrants are restricted from resale under Rule 144.

     The company will now be able to accelerate its exploration and development projects. Drilling on the Idaho vein at the Golden Chest mine near Murray, Idaho will commence as soon as a drill rig can be mobilized to site, probably within 30 days. Four previous intercepts through the Idaho vein have indicated that enough gold resource may be present to develop a larger underground mine. The four intercepts so far indicate an average vein thickness of about 6 meters with a gold content of 6.6 grams/tonne. Plans are to drill as many as 10 more exploration holes into the Idaho vein to further delineate the resource before making a decision to drive a ramp to access the vein.

     As summer nears, the company will be able to start development work at its Silver Strand mine located near Coeur d’Alene, Idaho. Initial work will include driving a new No. 3 portal, preparing a land application system for the collection of runoff sediment from the site, and installing limited surface infrastructure. First production will come from a developed block above the adit level that has a predicted grade of 322 grams/tonne silver and 4.6 grams/tonne gold. A surface drilling exploration program is also planned at the Silver Strand mine to test geophysical targets that were discovered in late 2004.

     A third major project is a concentrate leaching circuit to be added to the company’s centrally-located New Jersey mill facility. Flotation concentrates now being sold to a custom processor will instead be leached, and a gold-silver dore’ will produced on site. This concentrate leaching circuit will improve economics by increasing revenue and it will also improve the marketability of the Company’s gold and silver products.

P.O. Box 1019 ♦ Kellogg, Idaho 83837 ♦ Phone (208) 783-1032

     New Jersey Mining Company is involved in exploring for and developing gold, silver and base metal ore resources in the Coeur d'Alene Mining District of northern Idaho. The Company has a portfolio of mineral properties in the Coeur d'Alene Mining District including the New Jersey mine, the Silver Strand mine, the Golden Chest mine, the CAMP project, the Scotch Thistle project, and the Silver Button project.

     This release contains certain forward-looking statements within the meaning of the Federal Securities Laws. Such statements are based on assumptions that the Company believes are reasonable but which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company's periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-KSB for the year ended December 31, 2005.

     Further information about New Jersey Mining Company can be reviewed on the website of the Securities and Exchange Commission at www.sec.gov or on the company's website at www.newjerseymining.com

Contact:	Grant Brackebusch, Vice President
Phone (208) 783-1032
E-mail: minesystems@usamedia.tv
Website: www.newjerseymining.com

P.O. Box 1019 ♦ Kellogg, Idaho 83837 ♦ Phone (208) 783-1032